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                          HANOVER FOODS CORPORATION




                              SECOND AMENDMENT




                          Dated As Of July 1, 1996


                                     To


                               NOTE AGREEMENT



                        Dated As Of December 1, 1991





Re:                    $25,000,000 8.74% Senior Notes,
                             Due March 15, 2007

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                     SECOND AMENDMENT TO NOTE AGREEMENT

        THIS SECOND AMENDMENT to Note Agreement dated as of July 1, 1996 (the or this "Second Amendment"), is entered into between Hanover Foods Corporation, a Pennsylvania corporation (the "Company"), and Allstate Life Insurance Company (the "Purchaser").

                                  RECITALS:

         A. The Company and the Purchaser have heretofore entered into the Note Agreement dated as of December 1, 1991 and the First Amendment to Note Agreement dated as of June 20, 1995 (as amended, the "Note Agreement").

         B. The Company and the Purchaser now desire to amend certain of the terms of the Note Agreement in order to reduce the level of financial performance that the Company must achieve for the next year.

         C. Capitalized terms used herein shall have the respective meanings ascribed thereto in the Note Agreement unless herein defined or the context shall otherwise require.

         D. All requirements of law have been fully complied with and all other acts and things necessary to make this Second Amendment a valid, legal and binding instrument according to its terms for the purposes herein expressed have been done or performed.

        NOW, THEREFORE, the Company and the Purchaser, in consideration of good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, do hereby agree as follows:

SECTION 1.      AMENDMENT.

        Section 1.1. Section 5.8(a)(3) of the Note Agreement shall be and is hereby amended in its entirety to read as follows:

                "(3) additional Funded Debt of the Company; provided that at the time of creation, issuance, assumption, guarantee, or incurrence thereof and after giving effect thereto and to the application of the proceeds thereof:

                (i) Consolidated Funded Debt would not exceed an amount equal to the relevant percentage of Consolidated Total Capitalization (determined as of the end of the most recent quarter) hereinafter specified during the applicable period set forth below:


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                   If Funded Debt                 Maximum Percentage
                    is Incurred                     of Consolidated
                During the Period:               Total Capitalization:
                ------------------               ---------------------

               Closing Date to and
            including December 1, 1996                     55%


                December 2, 1996 to
                   March 2, 1997                           52%

                 March 3, 1997 to
                   June 1, 1997                            51%

            June 2, 1997 and thereafter                    50%

              and

                   (ii) in the case of the incurrence of any Funded Debt of the Company secured by Liens permitted by Section 5.10(g), the aggregate amount of all Consolidated Funded Debt secured by Liens permitted by Sections 5.10(f) and (g) would not exceed 15% of Consolidated Tangible Net Worth;"

        Section 1.2. Section 5.8(a)(4) of the Note Agreement shall be and is hereby amended in its entirety to read as follows:

                (4) Current Debt of the Company; provided that for purposes of determining whether additional Funded Debt may be incurred pursuant to Section 5.8(a)(3), if there shall not have been a period of at least 60 consecutive days during the twelve-month period immediately preceding the date of such determination during which no Current Debt of the Company shall have been outstanding, then the daily average outstanding balance of the Company's Current Debt during any period of 60 consecutive days selected by the Company occurring during such twelve-month period shall be deemed to constitute Funded Debt for purposes of such determination; and

        Section 1.3. Section 5.9 of the Note Agreement shall be and is hereby amended in its entirety to read as follows:

                "Section 5.9. Interest Charges Coverage Ratio. The Company will keep and maintain the ratio of Net Income Available for Interest Charges to Interest Charges for each period of four consecutive fiscal quarters most recently ended at not less than: (a) 1.10 to 1.00 at all times during the period from and including the Closing Date to, but not including, December 1, 1996, (b) 1.15 to 1.00 at all times during the period from and including December 1, 1996 to, but not including, March 2, 1997, (c) 1.40 to 1.00 at all times during the period from and including March 2, 1997 to, but not including, June 2, 1997, (d)
         2.40 to 1.00 at all times during the period from

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         and including June 2, 1997 to, but not including, August 31, 1997,
         (e) 2.65 to 1.00 at all times during the period from and including August 31, 1997 to, but not including, November 30, 1997 and (f)
         2.75 to 1.00 at all times from and after November 30, 1997."

        Section 1.4. A new Section 5.19 of the Note Agreement shall be added as follows:

                "Section 5.19. Maintenance of Bank Facilities. The Company will, at all times, keep and maintain committed credit facilities from one or more financial institutions aggregating at any one time not less than $60,000,000, each in form and substance reasonably satisfactory to the holders of the Notes."

        Section 1.5. Section 6.1(d) of the Note Agreement shall be and is hereby amended in its entirety to read as follows:

                "(d) Default shall occur in the observance or performance of any covenant or agreement contained in Section 5.6 through Section
         5.13 or Section 5.19; or"

        Section 1.6. Section 6.1(f) of the Note Agreement shall be and is hereby amended in its entirety to read as follows:

                "(f) Default shall be made in the payment when due (whether by lapse of time, by declaration, by call for redemption or otherwise) of the principal of or interest on any Funded Debt or Current Debt (other than the Notes) of the Company or any Restricted Subsidiary in the aggregate unpaid principal amount of $1,000,000 or more and such default shall continue beyond the period of grace, if any, allowed with respect thereto (whether or not any default resulting from such failure shall have been waived by the holders of such Current Debt or Funded Debt); or"

        Section 1.7. Section 6.1(g) of the Note Agreement shall be and is hereby amended in its entirety to read as follows:

                "(g) Default or the happening of any event shall occur under any indenture, agreement or other instrument under which any Funded Debt or Current Debt of the Company or any Restricted Subsidiary in the aggregate unpaid principal amount of $1,000,000 or more may be issued and such default or event shall continue for a period of time sufficient to permit the acceleration of the maturity of any Funded Debt or Current Debt of the Company or any Restricted Subsidiary outstanding thereunder (whether or not any default resulting from such failure shall have been waived by the holders of such Current Debt or Funded Debt); or"

        Section 1.8. From and after January 1, 1996 until November 30, 1997 interest on the Notes shall accrue at a rate per annum equal to the rate set forth in the Notes or the Note Agreement, plus 0.50%.


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SECTION 2.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

        Section 2.1. To induce the Purchaser to execute and deliver this Second Amendment, the Company represents and warrants to the Purchaser (which representations shall survive the execution and delivery of this Second Amendment) that:

                (a) this Second Amendment has been duly authorized, executed and delivered by it and this Second Amendment constitutes the legal, valid and binding obligation, contract and agreement of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally;

                (b) the Note Agreement, as amended by this Second Amendment, constitutes the legal, valid and binding obligation, contract and agreement of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally;

                (c) the execution, delivery and performance by the Company of this Second Amendment (i) has been duly authorized by all requisite corporate action and, if required, shareholder action, (ii) does not require the consent or approval of any governmental or regulatory body or agency, and (iii) will not (A) violate (1) any provision of law, statute, rule or regulation or its certificate of incorporation or bylaws, (2) any order of any court or any rule, regulation or order of any other agency or government binding upon it, or (3) any provision of any material indenture, agreement or other instrument to which it is a party or by which its properties or assets are or may be bound, or (B) result in a breach or constitute (alone or with due notice or lapse of time or both) a default under any indenture, agreement or other instrument referred to in clause (iii)(A)(3) of this Section 2.1(c); and

                (d) as of the date hereof and after giving effect to this Second Amendment, no Default or Event of Default has occurred which is continuing.

SECTION 3.      CONDITIONS TO EFFECTIVENESS OF SECOND AMENDMENT.

        Section 3.1. This Second Amendment shall not become effective until, and shall become effective when, each and every one of the following conditions shall have been satisfied:

                (a) executed counterparts of this Second Amendment, duly executed by the Company and the Purchaser, shall have been delivered to the Purchaser;

                (b) the Purchaser shall have received a fee equal to $10,000;

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                (c)     the Purchaser shall have received a copy of the
         resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance by the Company of this Second Amendment, certified by its Secretary or an Assistant Secretary;

                (d) the representations and warranties of the Company set forth in Section 2 hereof shall be true and correct on and with respect to the date hereof;

                (e) the Purchaser shall have received the favorable opinion of counsel to the Company as to the matters set forth in Sections 2.1(a), 2.1(b) and 2.1(c) hereof, which opinion shall be in form and substance satisfactory to the Purchaser; and

                (f) executed counterparts of Credit Agreements, duly executed by the Company and the Banks, which Credit Agreements shall be in form and substance satisfactory to the Purchaser, shall have been delivered to the Purchaser.

Upon receipt of all of the foregoing, this Second Amendment shall become effective.

SECTION 4.    PAYMENT OF PURCHASER'S COUNSEL FEES AND EXPENSES.

        Section 4.1. The Company agrees to pay upon demand, the reasonable fees and expenses of Chapman and Cutler, counsel to the Purchaser, in connection with the negotiation, preparation, approval, execution and delivery of this Second Amendment.

SECTION 5.    MISCELLANEOUS.

        Section 5.1. Except as modified and expressly amended by this Second Amendment, the Note Agreement is in all respects ratified, confirmed and approved and all of the terms, provisions and conditions thereof shall be and remain in full force and effect.

        Section 5.2. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Second Amendment may refer to the Note Agreement without making specific reference to this Second Amendment but nevertheless all such references shall include this Second Amendment unless the context otherwise requires.

        Section 5.3. This Second Amendment shall be governed by and construed in accordance with the laws of the State of Pennsylvania.

        Section 5.4. This Second Amendment may be executed and delivered in any number of counterparts, each of such counterparts constituting an original, but all together only one Second Amendment.


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        IN WITNESS WHEREOF, the Company and the Purchaser have caused this instrument to be executed, all as of the day and year first above written.



                                       HANOVER FOODS CORPORATION



                                       By /s/ GARY T. KNISELY
                                         ---------------------------------
                                         Its: Executive Vice President





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Accepted and Agreed to:

                                        ALLSTATE LIFE INSURANCE COMPANY





                                        By  /s/ PATRICIA W. WILSON
                                           -----------------------------
                                               Authorized Officer



                                        By  /s/ RONALD A. MENDEL
                                           -----------------------------
                                               Authorized Officer





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